Exhibit 21.1
                LIST OF SUBSIDIARIES OF MISSION WEST PROPERTIES



Mission West Properties, L.P., a Delaware limited partnership

Mission West Properties, L.P.I, a Delaware limited partnership, doing business in California as Mission West Properties I, L.P.

Mission West Properties, L.P.II, a Delaware limited partnership, doing business in California as Mission West Properties II, L.P.

Mission West Properties, L.P.III, a Delaware limited partnership, doing business in California as Mission West Properties III, L.P.

MIT Realty, Inc., a California corporation wholly owned by the Company.

Mission West Executive Aircraft Center, Inc., a California corporation wholly owned by the Company.